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                                                                     EXHIBIT 4.3


         Paragraph (a) of Section 2 of the 1995 Stock Incentive Plan is amended to read in its entirety as follows:

                  "(a) Types of Awards. Under the Plan, the Company may in its sole discretion grant, with respect to the Company's common stock, par value $.01 per share ("Common Stock") Options ("Options") to key employees and consultants (together, the "Key Employees") and to directors of the Company (the "Directors"), each as authorized by action of the Board of Directors of the Company (or, except in the case of grants to Directors, a committee designated by the Board of Directors), and in addition to the foregoing, the Company shall, subject to the terms and conditions hereof, grant to each director of the Company who is not an employee and who was not a director on or before September 1, 1995 (an "Eligible Director") and to each director of the Company who is not an employee and who was a director on or before September 1, 1995 (a "Pre-IPO Director"), Options in accordance with the formula set forth in Section 7 hereof. As used in the Plan, an "Award" shall mean an Option and an "Award Owner" shall mean the owner of an Option. Options granted pursuant to the Plan to Key Employees (including 10% stockholders of the Company and its Subsidiaries but excluding consultants) may be either incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory options ("Non-Statutory Stock Options"), which are not intended to or do not meet the requirements of Code Section 422. All Options granted to Directors and consultants pursuant to the Plan shall be only Non-Statutory Stock Options."

         Subparagraph (ii) of paragraph (a) of Section 3 of the 1995 Stock Incentive Plan is amended to read in its entirety as follows:

                  "(ii) A Key Employee (other than a consultant) may be granted Incentive Stock Options and/or Non-Statutory Stock Options. Directors and consultants may only be granted Non-Statutory Stock Options. A Key Employee or Director who has been granted an Award may, if he or she is otherwise eligible, be granted one or more additional Awards if the Committee shall so determine."

         Section 4 of the 1995 Stock Incentive Plan is amended to read in its entirety as follows:

                  "Subject to adjustment as provided in Section 13 below, the maximum number of shares of Common Stock of the Company that may be issued and sold pursuant to Options granted under the Plan is 950,000 shares in the



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                  aggregate (one share per Option). The maximum number of shares of Common Stock with respect to which Options may be granted under the Plan to any Key Employee shall not exceed 100,000 shares during any calendar year."

         The 1995 Stock Incentive Plan is amended by adding the following new paragraph (h) to Section 6 thereof:

                           "(h) Except as set forth in Section 7, any Director of the Company shall be granted Awards only if such person has been selected for participation and the terms and provisions of such Awards have been determined by the Board of Directors. The purchase price per share of stock issuable upon the exercise of an Option granted pursuant to this Section 6(h) shall be the Fair Value on the date that such Option is granted. Each Award to a Director shall expire on such date as the Board of Directors shall determine on the date such Award is granted, but in no event after the expiration of ten (10) years from the date on which such Award is granted, and in all cases each Award shall be subject to earlier termination as provided in the Plan.

                           An Award granted to a Director may be exercised, and payment shall be made upon exercise of such Award, only to the extent that such Award has vested. Awards shall vest in accordance with the schedule or terms set forth in the Award agreement executed by the Award Owner and a duly authorized officer of the Company. The Board of Directors may accelerate the vesting of any Option granted pursuant to this
                           Section 6(h). Unless otherwise determined by the Board of Directors, if a Director ceases to serve as a director of the Company, the Options that have been previously granted to that Director pursuant to this
                           Section 6(h) and that are vested as of the date of such cessation may be exercised by the Director after the date such Director ceases to be a director of the Company or Subsidiary. If a Director dies while a director of the Company, the Options that have been previously granted to that Director and that are vested as of the date of such death may be exercised by the administrator of the Director's estate, or by the person to whom such Options are transferred by will or the laws of descent and distribution. In no event, however, may any Option be exercised after the expiration date of such Option. Any Option or portion thereof that is not exercised during the applicable time period specified above shall be deemed terminated at the end of the applicable time period for purposes of Section 4 hereof."


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         Paragraph (a) of Section 7 of the 1995 Stock Incentive Plan is restated
to read in its entirety as follows:

                           "(a) Non-discretionary Grants. Notwithstanding anything to the contrary contained in this Plan, Eligible Directors shall be granted Options ("Director Options") as follows: (i) immediately prior to the initial public offering of shares of Common Stock, each Eligible Director shall be granted 30,000 Director Options to purchase 30,000 shares of Common Stock in the aggregate, subject to vesting as provided in Section 7(d) below, (ii) on the first business day following the annual meeting of stockholders of the Company to elect directors in 1996, and thereafter until the first business day following the annual meeting of stockholders of the Company to elect directors in 1998, each Eligible Director shall be granted 10,000 Director Options to purchase 10,000 shares of Common Stock in the aggregate, subject to vesting as provided in Section 7(d) below, and (iii) on the first business day following the annual meeting of stockholders of the Company to elect directors in 1999, and thereafter on the first business day following each successive annual meeting of stockholders, so long as Director Options remain available for grant, each person who is elected as a director at that meeting and is an Eligible Director, and each person who continues to serve as a director after that meeting, and is an Eligible Director, shall be granted 5,000 Director Options to purchase 5,000 shares of Common Stock in the aggregate, subject to vesting as provided in
                           Section 7(d) below, and (iv) on the first business day following the annual meeting of stockholders to elect directors in 1998, and thereafter on the first business day following each successive annual meeting of stockholders, so long as Director Options remain available for grant, each Pre-IPO Director who continues to serve as a director after that meeting shall be granted 5,000 Director Options to purchase 5,000 shares of Common Stock in the aggregate, subject to vesting as provided in Section 7(d) below. Notwithstanding the foregoing, each person who is elected as a director at any time after the date of the annual meeting of stockholders and is an Eligible Director shall be granted, on the effective date of such election, 5,000 Director Options to purchase 5,000 shares of Common Stock in the aggregate, subject to vesting as provided in Section 7(d) below, so long as Director Options remain available for grant. Such Director Options shall be granted in lieu of the Director Options which would otherwise be granted to such Eligible Director on the first business day following


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                           the next annual meeting of the stockholders pursuant
                           to the first sentence of this Section 7(a)."

         The 1995 Stock Incentive Plan is further amended by replacing, except to the extent appearing in the foregoing amendments, all occurrences of the phrase "Key Employee" appearing in the 1995 Stock Incentive Plan and the exhibits thereto with the phrases "Key Employee and Director" or "Key Employee or Director" as the context shall reasonably dictate.




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